United States
Securities and Exchange Commission
Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

Kansas City Life Insurance Company
(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

Included below is a release of financial information mailed to stockholders on March 11, 2009. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of December 31, 2008, and was previously included in the Company’s fourth quarter Form 10-K report filed on February 27, 2009.

Message from the President, CEO and Chairman of the Board

Kansas City Life Insurance Company recorded a net loss of $17.1 million or $1.47 per share for the year ended December 31, 2008, compared with net income of $35.7 million or $3.01 per share for the prior year. The decline in earnings for the year was largely the result of realized losses on investments. Excluding the impact of realized gains and losses on investments, net earnings after tax were $16.9 million, compared with $32.1 million a year ago.

Results in the fourth quarter were consistent with those for the year, as the Company experienced a net loss of $7.2 million or $0.62 per share. This compares to net income of $6.4 million or $0.54 per share in the fourth quarter of 2007.

The net realized loss for both the year and quarter was the result of the continued deep economic recession. The impact of the recession has been felt across all sectors and has negatively affected values of virtually all financial assets. The Company incurred net realized investment losses after taxes of $34.0 million for the year, including $9.5 million in the fourth quarter, primarily due to write-downs of securities determined to be other-than-temporarily impaired. The economic downturn has also affected net investment income through reduced yields and a lower amount of invested assets. As a result, net investment income declined $13.0 million for the year compared with 2007. In spite of the economic environment, the Company continues to maintain a strong capital position and a well diversified investment portfolio. The Company had 96% of its fixed maturity security holdings in investment grade securities at December 31, 2008, up from 94% at December 31, 2007, and approximately one-third of these investments were in AAA rated investments as of both dates.

Total insurance revenues increased 2% for the year, largely due to a 3% increase in premiums. New premiums increased 20% for the year, led by a 55% increase in the sale of immediate annuities and a 37% increase in group life insurance sales. New individual life premiums increased 5% while group accident and health premiums increased 9%. However, contract charges declined 2%, primarily due to lower balances of certain products. New deposits declined 1% compared with an 8% increase a year earlier. This decline largely occurred in the variable life and annuity products, where consumers were affected by the negative performance in the equity markets during the year. New deposits for variable life products declined 22% and new variable annuity deposits declined 13% versus the prior year. However, deposits related to universal life were flat relative to 2007 and fixed deferred annuities increased 15%. Renewal premiums declined 1% and renewal deposits declined 4% versus the prior year.

Total benefits and expenses increased 4% in 2008 compared with 2007, primarily due to a $4.4 million increase in death benefits, a $1.8 million increase in the amortization of deferred acquisition costs and value of business acquired and a $4.5 million increase in operating expenses. Mortality experience deteriorated during the year but remained within pricing expectations. The amortization of deferred acquisition costs increased, primarily reflecting a reduction of variable account balances due to policyholder withdrawals and a decline in the market value of these account balances. Operating expenses increased in 2008, primarily due to increases in employee medical plan and benefit costs combined with a reduction in employee benefit plan accruals in 2007.

On January 26, 2009, the Kansas City Life Board of Directors declared a quarterly dividend of $0.27 per share that was paid on February 10, 2009 to stockholders of record as of February 5, 2009.

The steep economic downturn has dramatically changed the landscape for many individuals and families, demonstrating the potential impact of unexpected and unforeseen events. Kansas City Life’s mission is to ensure that individuals and families are prepared and protected against many of the unpredictable elements of life. Life insurance and its unique attributes offer immediate peace of mind, and the power of its protection has been proven repeatedly throughout history. In these uncertain economic times, the Company’s field force representatives, comprised of general agents and agents, have been challenged to help their clients and prospective clients fully understand just how important Security Assured can be.

Despite the economic situation, Kansas City Life is prepared to provide quality financial products and services to prospective policyholders and to fulfill its commitment to all of those who already have come to entrust the Company to provide for their future needs. The Company has no long-term debt, a strong capital position and a well diversified investment portfolio. Kansas City Life’s dependability has been documented and tested throughout the past 113 years, and the Company remains committed to provide Security Assured for future generations.

Consolidated
Balance Sheets
(Thousands)
	December 31	December 31
	2008	2007

Assets
Investments:
Fixed maturity securities available
for sale, at fair value	$2,342,873	$2,631,073
Equity securities available
for sale, at fair value	44,537	59,149
Mortgage loans	445,389	450,148
Short-term investments	35,138	36,522
Other investments	187,880	188,852
Total investments	3,055,817	3,365,744

Cash	9,720	12,158
Deferred acquisition costs	263,756	217,512
Value of business acquired	82,855	73,517
Income taxes	39,628	—
Other assets	256,750	262,784
Separate account assets	258,565	420,393
Total assets	$3,967,091	$4,352,108

Liabilities
Future policy benefits	$853,456	$851,823
Policyholder account balances	2,030,656	2,087,419
Notes payable	2,900	10,400
Income taxes	—	40,300
Other liabilities	294,407	257,372
Separate account liabilities	258,565	420,393
Total liabilities	3,439,984	3,667,707

Stockholders’ equity
Common stock	23,121	23,121
Additional paid in capital	36,281	30,244
Retained earnings	750,600	780,133
Accumulated other
comprehensive loss	(130,799)	(19,811)
Treasury stock	(152,096)	(129,286)
Total stockholders’ equity	527,107	684,401
Total liabilities and equity	$3,967,091	$4,352,108

Consolidated
Statements of Income
(Thousands, except share data)
	Quarter ended		Year ended
	December 31		December 31
	2008	2007	2008	2007
Revenues
Insurance revenues:
Premiums	$45,972	$44,436	$180,782	$175,460
Contract charges	27,953	28,184	109,007	111,422
Reinsurance ceded	(14,131)	(14,456)	(53,616)	(54,988)
Total insurance revenues	59,794	58,164	236,173	231,894
Investment revenues:
Net investment income	41,003	47,781	177,419	190,405
Realized investment gains (losses)	(14,687)	(1,075)	(52,271)	5,426
Other revenues	3,516	2,651	13,005	11,499
Total revenues	89,626	107,521	374,326	439,224

Benefits and expenses
Policyholder benefits	43,894	39,823	178,749	166,458
Interest credited to policyholder
account balances	21,780	23,096	86,899	91,215
Amortization of deferred acquisition costs
and value of business acquired	12,620	10,873	42,084	40,333
Operating expenses	21,966	22,543	92,808	88,307
Total benefits and expenses	100,260	96,335	400,540	386,313

Income (loss) before income tax expense (benefit)	(10,634)	11,186	(26,214)	52,911

Income tax expense (benefit)	(3,483)	4,774	(9,164)	17,250

Net income (loss)	$(7,151)	$6,412	$(17,050)	$35,661

Other comprehensive income (loss), net of taxes:
Change in net unrealized gains and losses on
securities available for sale	$(16,157)	$16,991	$(89,921)	$6,396
Change in minimum pension liability	(21,067)	(1,089)	(21,067)	(1,089)
Other comprehensive income (loss)	(37,224)	15,902	(110,988)	5,307
Comprehensive income (loss)	$(44,375)	$22,314	$(128,038)	$40,968

Per common share:
Net income (loss), basic and diluted	$(0.62)	$0.54	$(1.47)	$3.01

Cash dividends	$0.27	$0.27	$1.08	$3.08

Consolidated
Statements of Cash Flows
(Thousands)
	Year ended
	December 31
	2008	2007

Operating activities
Net cash provided	$12,337	$32,897

Investing activities
Purchases of investments:
Fixed maturity securities	(251,136)	(313,080)
Equity securities	(8,300)	(15,249)
Mortgage loans	(49,273)	(54,816)
Real estate	(30,138)	(4,507)
Sales of investments:
Fixed maturity securities	33,499	168,259
Equity securities	8,811	4,583
Real estate	30,613	22,457
Other investment assets	5,883	7,930
Maturities and principal paydowns
of investments	308,981	259,435
Net dispositions (additions) to
property and equipment	3	(969)
Proceeds from sale of
non insurance affiliate	—	10,104
Net cash provided	48,943	84,147

Financing activities
Proceeds from borrowings	100,962	122,830
Repayment of borrowings	(108,462)	(127,130)
Deposits on policyholder account
balances	200,465	205,767
Withdrawals from policyholder
account balances	(240,508)	(294,799)
Net transfers from separate accounts	8,556	11,706
Change in other deposits	4,525	13,703
Cash dividends to stockholders	(12,483)	(36,420)
Net acquisition of treasury stock	(16,773)	(4,451)
Net cash used	(63,718)	(108,794)

Increase (decrease) in cash	(2,438)	8,250
Cash at beginning of year	12,158	3,908

Cash at end of period	$9,720	$12,158

Notes

•

Net income per common share was based upon the average number of shares outstanding of 11,446,029 and 11,795,878 for the fourth quarters and 11,566,805 and 11,836,213 for the years ended December 31, 2008 and 2007, respectively.

•	Cash dividends include a one-time special dividend of $2.00 per share, paid on February 13, 2007.

•	These financial statements should be read in conjunction with the Company's Form 10-K. Please refer to the Company's Form 10-K as filed with the U.S. Securities and Exchange Commission.

•	Certain immaterial amounts in prior years have been reclassified to conform with the current year presentation.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                        KANSAS CITY LIFE INSURANCE COMPANY

                                                                                                                                   (Registrant)

                                                                                                                By:  /s/ James F. Aldrich

       James F. Aldrich,
       Associate General Counsel

March 11, 2009

(Date)